FREE WRITING PROSPECTUS
                       FILED PURSUANT TO RULE 433
                       REGISTRATION FILE NO.: 333-220994-01

******** GNMAC ASSET BACKED SECURITIZATION********
PRELIMINARY TERM SHEET SUBJECT TO CHANGE1

GNMAG Asset Backed Securitizations, LLC (the “depositor”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (’’SEC’’) (SEC File No. 333-220994) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-441-1441 (8 a.m. – 5 p.m. CST) or by emailing mjcohen@thtus.net

Offered Certificates: Minimum Denominations:	$[_______] Class A Agency Security Pass-Through Certificates [_______] and integral increments of $1 in excess thereof.
Rating:	Moody’s anticipated rating AAA
Structure: Registrant and Depositor:	The Issuing Entity will make a REMIC tax election and will issue the Offered Certificates GNMAG Asset Backed Securitizations, LLC, a wholly-owned subsidiary of GMTH Holdings, LLC
Issuing Entity:	GNMAG Asset Backed Securitizations Trust, Series 2018-1, a REMIC Trust
Sponsor:	GMTH Holdings, LLC, a wholly owned subsidiary of Thompson Hunt & Associates, Ltd.; Empire State Building, 350 Fifth Avenue, 59th Floor, New York, NY 10118
Dated Date:	To Be Determined by Underwriter Prior to Closing.
Trustee:	[ ] (the “Trustee”).
Maturity Date:	Fixed 30-year maturity identical to GNMA Collateral
Due Period:
With respect to each distribution date, the related due period shall be the period beginning at the opening of business on the [        ] business day preceding the immediately preceding distribution date (or, in the case of the due period which is applicable to the first distribution date, beginning on the closing date) and ending at the close of business on the [        ] day immediately preceding the related distribution date.

1This Term Sheet is not a commitment to lend money or provide capital.  The terms and conditions are intended to be used only as the basis for further discussions and are subject to change.

******** GNMAC ASSET BACKED SECURITIZATION********
PRELIMINARY TERM SHEET SUBJECT TO CHANGE1

Distribution Date:
On the [25th] day of each month, or if the [25th] day is not a business day, on the succeeding business day.  The first Distribution Date will be _______ __, 2018.  The agency securities to be transferred to the Issuing Entity were selected because the anticipated payments on the agency securities, based on their stated-pass-through rates, approximate outstanding principal amount, approximate weighted average remaining term and their weighted average pass-through rate, and are expected to be sufficient, irrespective of the rate of prepayments on such agency securities, to make timely distributions of interest on the Offered Certificates, to begin distribution of the principal balance of the Offered Certificates not later than its initial principal distribution date and to distribute the entire principal balance of the Offered Certificates not later than its maturity date.

Collateral:
Current, fully modified pass-through agency securities that are insured or guaranteed by the Government National Mortgage Association (Ginnie Mae), issued and serviced by Ginnie Mae-approved issuers/servicers of Ginnie Mae certificates under the Ginnie Mae I and/or the Ginnie Mae II program, together with the payments due on those agency securities.  The Ginnie Mae guarantee represents the sovereign guaranty of the U.S. federal government as to full and timely payment of interest and principal on the agency securities.  The guaranteed payments consist of scheduled monthly principal due or received on the mortgage loans underlying the agency securities, any unscheduled prepayments or other recoveries of principal due or received on the underlying mortgage loans, and interest at the rate provided for in the agency securities.

Risks:	Market demand for the underlying collateral, GNMA Pass-Through Certificates, also known as GNMA Securities may be reduced due to adverse market and economic conditions.

The Agency Pass-Through Certificates, will not represent a recourse obligation of the depositor or of others, your recourse on the GNMA Collateral will be to the United States Government as to its Sovereign Guarantee of Timely Payment of Principal and Interest.

1This Term Sheet is not a commitment to lend money or provide capital.  The terms and conditions are intended to be used only as the basis for further discussions and are subject to change.

******** GNMAC ASSET BACKED SECURITIZATION********
PRELIMINARY TERM SHEET SUBJECT TO CHANGE1

Risks:	Despite the Agency Pass-Through Certificates, and the GNMA Securities Collateral, issued at a Term of 30 Years, GNMA Securities may not reach maturity.

The GNMA Certificates are subject to interest rate risk.

An investment in Agency Pass-Through Certificates and their underlying collateral, GNMA Securities may not be appropriate for some investors.

Please see “Risk Factors” in the Prospectus relating to the offered certificates for a discussion of additional risks.

3

1This Term Sheet is not a commitment to lend money or provide capital.  The terms and conditions are intended to be used only as the basis for further discussions and are subject to change.